Exhibit 99

CONTACTS:
Investors:	REGIS CORPORATION:
Paul D. Finkelstein — Chairman & CEO
Randy L. Pearce — Executive Vice President, CFO
Kyle P. Didier — Vice President, Finance
(952) 947-7000

For Immediate Release
Media:	BERNS COMMUNICATIONS GROUP:
Melissa Jaffin/Michael McMullan
(212) 994-4660

REGIS ANNOUNCES MULTIPLE SALON AND SCHOOL ACQUISITIONS
-Company Also Makes Investment in Children’s Salon Chain-

     MINNEAPOLIS, January 24, 2005 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today announced strong fiscal year 2005 acquisition activity. Including completed third quarter acquisition activity, and salons and schools to be acquired pursuant to signed agreements, Regis Corporation has or will acquire nearly 400 company-owned salons, including 122 franchise buybacks, 13 beauty schools and 91 hair restoration centers.

     “Fiscal 2005 will prove to be a record year of acquisition activity for us,” commented Paul D. Finkelstein, chairman and chief executive officer. “We are particularly excited about our two new platforms for growth: beauty schools and hair restoration centers. Entering into these new businesses, while continuing to grow our salon base, should enable us to achieve low to mid-teens earnings growth in fiscal 2006 and many years thereafter.”

     In addition to the previously announced $210 million acquisition of Hair Club for Men and Women, fiscal second quarter acquisition activity included the purchase of 4 beauty schools and 69 salons, including nine franchise buybacks.

     Thus far during the current third quarter, Regis Corporation acquired 53 franchised salons and three beauty schools. The Company also signed multiple agreements to acquire approximately 200 salons and six beauty schools. These signed agreements are expected to be closed during the fiscal third quarter ending March 31, 2005.

     Regis Corporation also made a substantial minority investment in Cool Cuts 4 Kids, a Dallas, Texas-based company. This investment includes an option to purchase this business in three years. Cool Cuts 4 Kids currently operates 59 children’s salons in seven states.

     Mr. Finkelstein concluded, “Cool Cuts 4 Kids is the only scalable, children’s concept we have seen. Our minority investment gives Cool Cuts 4 Kids the financial and managerial strength to expand more aggressively. We are optimistic that when our purchase option becomes exercisable in three years, there will be an opportunity to expand nationally for many years to come.”

     Regis Corporation will report second quarter results on January 26, 2005, before the market opens. The Company will broadcast a conference call live on the internet, Wednesday, January 26, 2005 at 10:00 a.m. Central Time. Interested parties are invited to listen by logging onto

www.regiscorp.com. An archive of the conference call will be available at this website shortly after the conclusion of the live broadcast.

     Regis Corporation (RGS) is the industry leader in three distinct, but related, hair service businesses; beauty salons, hair restoration centers and beauty schools. As of December 31, 2004, the Company owned or franchised 10,412 hair salons, 91 hair restoration centers and 15 beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women. These concepts are located in the US and in ten other countries throughout North America and Europe. For additional information about the Company, including managements’ current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.

     This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons and beauty schools that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on June 4, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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